Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE:August 31, 2012

CONTACT:

John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Phone: (920) 863-2161

Denmark Bancshares, Inc. Seeks Approval for Going Private Transaction

John P. Olsen, CEO and President of Denmark Bancshares, Inc. ("DBI")

, announced that DBI filed a preliminary proxy statement and Schedule 13e-3 with the Securities and Exchange Commission ("SEC") in conjunction with a proposed going-private transaction. The proposed going-private transaction requires DBI's shareholders to approve amendments to DBI's articles of incorporation to establish two separate and distinct classes of its common stock: Class A Common Stock (voting common stock) and Class B Common Stock (non-voting common stock) and to reclassify shares held by certain of it current shareholders as Class B Common Stock. DBI expects to hold a special meeting of shareholders during the fourth quarter of this year to vote on the proposed going-private transaction.

The primary effect of the proposed going private transaction will be to reduce the total number of holders of record of any one class of DBI's common stock to below 1,200. The enactment of the Jumpstart Our Business Startups Act ("JOBS ACT") authorized bank holding companies with fewer than 1,200 shareholders to deregister their common stock under the Securities Exchange Act of 1934. As a result, upon approval of the going-private transaction by DBI's shareholders, DBI would terminate the registration of its stock under federal securities laws and its SEC reporting obligations.

Mr. Olsen said that "our Board of Directors had substantial discussions regarding the advantages of going private versus remaining a publicly-held SEC reporting company. Our board concluded that we receive little benefit in remaining a public company, but incur significant expenses to meet the public company reporting requirements.  Additionally there is little trading volume with our stock. Our board of directors discussed these burdens, related costs and the lack of benefits, and it became clear that the recurring expense and burden of our SEC reporting requirements are not cost efficient." Olsen also stated that "operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from the increasingly stringent SEC reporting requirements, thus allowing management and our employees to focus more of their attention on our core business."

Mr. Olsen also stated that "the Board of Directors considered the alternatives available for a going-private transaction and concluded that many of our shareholders have a strong sense of pride in their ownership of DBI. As a result, the board determined that completing a going-private transaction by reclassifying some of our common stock into a separate non-voting class was the most attractive option to DBI and its shareholders, as this will allow our existing shareholder group to retain their investment in our stock."

Shareholders of DBI will receive additional information on the proposed going-private transaction in the proxy statement related to the special meeting of shareholders to be held to approve such transaction. Shareholders are encouraged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC, as they will contain important information about the proposed going-private transaction.

Since 2002 almost 300 banks and bank holding companies have deregistered common stock with the SEC, including more than 120 banks in just the past year.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $422 million as of June 30, 2012. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.For more information about Denmark State Bank, visit www.denmarkstate.com.

8371629_2